Exhibit 10.19

HYATT HOTELS CORPORATION
Restricted Stock Unit Award - Cash Settled
The following sets forth the terms of your Hyatt Hotels Corporation Restricted Stock Unit (“RSU”) Award.
RSU AWARD:

RSUs Grant Identifier:	[INSERT GRANT IDENTIFIER]

VESTING SCHEDULE AND PAYMENT DATE:

Grant Date:	[INSERT GRANT DATE]
Vesting Schedule and Payment Date:
Subject to acceleration in certain circumstances, the RSUs vest on the following dates (each, a “Payment Date”), subject to your continued Service with the Company through the applicable vesting date:
25% of the RSUs on [INSERT DATE]
25% of the RSUs on [INSERT DATE]
25% of the RSUs on [INSERT DATE]
25% of the RSUs on [INSERT DATE]

Vested RSUs shall be settled and paid on or within 30 days after each Payment Date listed above.

The Restricted Stock Unit Award that is described and made pursuant to this Restricted Stock Unit Award (this “Award”) is issued under the Third Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification the Award will be cancelled and forfeited.

The following terms and conditions apply to the RSUs granted pursuant to this Award.

Company; Defined Terms:
Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.
To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:
Restricted Stock Units, or RSUs.
An RSU entitles the Participant to receive in cash an amount equal to the Share Value of that number of shares of Common Stock equal to the number of RSUs granted, as described below.

Vesting:
The RSUs vest according to the schedule set forth above. RSUs will vest on such dates only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through such vesting date. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant.
Except as provided below, all unvested RSUs will be forfeited upon Termination of Service. Once vested, RSUs will become payable and settled by payment of an amount in cash equal to the Share Value of shares of Common Stock subject to the RSU, as provided below.
Vesting of the RSUs will continue or accelerate in the following circumstances:
In the event of the Participant’s death or Disability (as defined below), all RSUs will vest in full, and will be settled and paid to the Participant or his or her designated beneficiary on or within 30 days after the date of such death or Disability. For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.
In the event of a Change in Control, vesting of the RSUs will accelerate and the RSUs will become payable to the extent provided in Section 12.2 of the Plan.
In the event of Retirement (as defined in the Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”)), the RSUs will vest according to the Retirement Policy, but will be settled and paid on or within 30 days after each Payment Date listed above.
As described below, vested and unvested RSUs are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Settlement and Payment of RSUs:	Except as otherwise provided upon a Change in Control, death or disability, RSUs shall be settled and paid on or within 30 days after each Payment Date listed above.

Settlement will be accomplished by payment of an amount in cash equal to the Share Value on the Payment Date of the shares of Common Stock subject to the RSUs to be settled, subject to any withholdings, as provided below.

Dividend Equivalent Rights:
Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds, or (b) the delivery to the Participant of the cash amount in respect of the RSU to which such Dividend Equivalent right corresponds (in any case, the “RSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have an ex dividend date, in each case, that occur on or after the Grant Date and on or prior to the applicable RSU Termination Date, payable upon the Payment Date in respect of the RSU to which such Dividend Equivalent right corresponds; provided, that with respect to any such dividends that are paid after the RSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, if a RSU does not ultimately vest hereunder, no Dividend Equivalent payments shall be made with respect to such unvested RSU. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”).

Tax Withholding:
The Company will deduct or withhold from the amount payable to the Participant upon settlement of the RSU the amount sufficient to satisfy the minimum statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings.
The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of RSUs:
RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, amounts payable with respect to the RSUs shall be paid to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:
By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:
Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Effect of Detrimental Conduct:
In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested awards which have not been exercised or otherwise settled under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs.
Definition of Detrimental Conduct.  The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.
Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:
This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Administrator determines that the RSUs and/or Dividend Equivalents (or any portion thereof) may not be compliant with or exempt from Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to provide for the RSUs and/or Dividend Equivalents to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.
Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RSUs AWARDED PURSUANT TO THIS AGREEMENT MAY BE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD) AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.